Exhibit 99.1

May 1, 2015

FOR IMMEDIATE RELEASE

BB&T Contacts:
ANALYSTS		MEDIA
Alan Greer	Tamera Gjesdal	Cynthia A. Williams
Executive Vice President	Senior Vice President	Senior Executive Vice President
Investor Relations	Investor Relations	Corporate Communications
(336) 733-3021	(336) 733-3058	(336) 733-1470

Susquehanna Contact:		MVB Contact:
ANALYSTS
Jason H. Weber		Aly Goodwin Gregg
Senior Vice President		Vice President &
Investor Relations		Chief Marketing Officer
(717) 626-9801		(304) 285-0002

BB&T to Sell Two Susquehanna Branch Locations to MVB Bank

WINSTON-SALEM, N.C., LITITZ, Pa. and FAIRMONT, W.Va – BB&T Corporation (NYSE: BBT), Susquehanna Bancshares, Inc. (NASDAQ: SUSQ) and MVB Bank, Inc. (MVB), a wholly owned subsidiary of MVB Financial Corp. (OTC Markets Group OTCQB: MVBF), announced today the signing of a definitive agreement under which MVB will acquire two Susquehanna branch locations in Berkeley County, West Virginia (704 Foxcroft Avenue in Martinsburg and 5091 Gerrardstown Road in Inwood) and will assume approximately $69 million of deposits and $17 million of loans.

MVB’s purchase includes both Susquehanna branch locations slated for divestiture under BB&T’s agreement with the Department of Justice and commitments to the Board of Governors of the Federal Reserve System in connection with its pending acquisition of Susquehanna.

The transaction is subject to customary closing conditions, including regulatory approvals.

Deutsche Bank Securities Inc. served as financial advisor to BB&T. Wachtell, Lipton, Rosen & Katz served as legal counsel to BB&T in this transaction.

Sullivan & Cromwell LLP served as legal counsel to Susquehanna in this transaction.

Squire Patton Boggs served as legal counsel to MVB in this transaction.

About BB&T

As of March 31, 2015, BB&T is one of the largest financial services holding companies in the U.S. with $189.2 billion in assets and market capitalization of $28.2 billion. Based in Winston-Salem, N.C., the company operates 1,875 financial centers in 12 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is consistently recognized for outstanding client satisfaction by the U.S. Small Business Administration, Greenwich Associates and others. More information about BB&T and its full line of products and services is available at www.bbt.com.

About Susquehanna

Susquehanna is a financial services holding company with total assets of approximately $18.7 billion. Headquartered in Lititz, Pa., Susquehanna provides banking and financial services at 245 branch locations in the mid-Atlantic region. Through Susquehanna Wealth Management, Susquehanna offers investment, fiduciary, brokerage, insurance, retirement planning, and private banking services, with approximately $7.9 billion in assets under management and administration. Susquehanna also operates an insurance brokerage and employee benefits company, a commercial finance company, a vehicle leasing company, a mortgage division, and a settlement services company. Investor information may be requested through Susquehanna’s website at www.susquehanna.net.

About MVB

MVB Financial Corp. was formed on January 1, 2004 as a bank holding company and, effective December 19, 2012, elected to become a financial holding company. MVB Financial features multiple subsidiaries and affiliated businesses, including MVB Bank, Inc., Potomac Mortgage Group, Inc. which does business as MVB Mortgage, and MVB Insurance, LLC. The Company’s principal executive offices are located at 301 Virginia Avenue, Fairmont, W.Va., 26554-2777, and its telephone number is (304) 363-4800. For additional information regarding MVBF visit ir.mvbbanking.com. The OTCQB is a market tier operated by the OTC Market Group Inc., for over-the-counter traded companies that are current in their reporting with a U.S. regulator.